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                                   EXHIBIT 10.12.1



                                   COMMERCIAL LEASE


DATED:  SEPTEMBER 20, 1996

BETWEEN:  LITHIA PROPERTIES, L.L.C. an Oregon limited liability company


                                       LANDLORD

AND:  LITHIA MOTORS, INC., an Oregon corporation


                                        TENANT

WHEREAS, the above parties desire to start a lease arrangement reflecting the current understanding and agreement between them, all of which appertains to all of the improved and unimproved real property owned by Landlord and utilized by Tenant in various locations as noted under II (a) below.

NOW, THEREFORE, the following is the understanding and agreement of the parties as regards their lease arrangement:

I.   OCCUPANCY

    a) Original Term: The term of the Lease shall commence OCTOBER 1, 1996, and continue through SEPTEMBER 30, 2026.

    b) Possession: Tenant's right to possession and obligations under this Lease shall continue uninterrupted throughout the course and term of this lease arrangement, subject only to contractual performance required from Tenant as called for herein.

II.   RENT

    a) Basic Rent: Tenant shall pay to Landlord as rent the sum of $5,917 per month. Rent shall be payable on the 10th day of each month in advance at such place as may be designated by Landlord. The rent amount is for the following properties:

                           360 E. JACKSON-MOTORS OFFICES 7%
                            325 E. JACKSON 1/2 WITH TOYOTA
                           345 N. BARTLETT - LEIGH JOHNSON
                       326 N. BARTLETT 1/2 SHARED WITH DISCOUNT
                  401 E. 4TH ST.-MOTORS 13.45% SHARED WITH CELLULAR

    b)    Security Deposit:  N/A

    c) Escalation: It is contemplated, that because of the long-range lease arrangement there will be rent adjustments made from time to time. Generally, the lease payment will be adjusted the 1st of January of every year beginning in 1998 and will be computed to be 1.25% of the highest value of the property as determined by appraisal, county assessment or Landlord's estimate. If the Landlord makes further improvements to the property, then upon completion the monthly lease payment shall be adjusted as follows: If the improvements are of such a nature as to cause an increase in the fair market value of the property, then the monthly lease payment shall be increased by 1.25% of the increase in fair market value. If the improvements do not increase the fair market value of the property, then the monthly lease payment shall be increased by the amount which would amortize the cost of the improvements over a 60 month period at 12% interest.

In the event that mutual agreement is not had between the parties as to what those rent increases shall be, then the following shall apply: On the 1st day of January, 1998 and the 1st day of January of each succeeding year, there shall be computed any increase in the cost of living based on the "Consumer Price Index-Pacific Cities and U.S. Average" (1967-100) hereinafter called the "Index", published by the bureau of Labor Statistics of the U.S. Department of Labor. The Index number for the City of Portland, Oregon entitled "All Items" for the month of December. The monthly rental amount set forth in Paragraph II hereof shall, in the event of an increase in the cost of living determined as above-mentioned, be increased effective the 1st day of January of each succeeding calendar year during the term of this Lease Agreement wherein there is an increase in said cost of living. The current Index number shall be divided by the base Index number and the result multiplied by the basic monthly rental, the result being the adjusted monthly rental. Landlord shall, within a reasonable time after determining the appropriate information, with respect to said increase, give Tenant notice of such increase, and Landlord's computation thereof shall be binding and conclusive unless Tenant shall, within fifteen (15) days after the giving of said notice, advise Landlord of any dispute in conjunction therewith. Any dispute between the parties as to such computation shall be determined by a Board of Arbitration with one member selected by Landlord and one member selected by Tenant and one member selected by the selectees of Landlord and Tenant. If publication of the Index shall be discontinued, the parties shall thereafter accept comparable statistics on the cost of living for the City of Portland as they shall

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be computed and published by any government agency or by a responsible financial periodical of recognized authority. In the event that any method is not utilizable and does not have an appropriate Index for the given month that is herein involved, computation shall be undertaken in the form of interpolation between given dates that are applicable so that the spirit and intent of this paragraph can be given effect. At the Landlord's discretion, Landlord may waive the above mentioned increase if the United States is at war or if economic conditions are causing undue hardship to the Tenant.

III.  USE OF THE PREMISES

    a)    Permitted Use:   The premises shall be used for a general automobile
dealership, including, but not limited to, sale of new and used vehicles, repair of vehicles, sale of accessories and other allied products; and for no other purpose without the consent of Landlord.

    b) Restrictions on Use: In connection with the use of the premises, Tenant shall:

         (1) Conform to all applicable laws and regulations of any public authority affecting the premises and use, and shall correct at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use or as otherwise required from Tenant by the terms of this lease.

         (2) Refrain from any activity which would make it impossible to insure the premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau or its successor allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

         (3) Refrain from any use which would be reasonably offensive to other tenants or owners or users of neighboring premises or which would tend to create a nuisance or damage the reputation of the premises.

         (4) Refrain from loading the floors beyond the point considered safe by a competent engineer or architect selected by Landlord.

         (5) Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord.

    c) Continuity of Use: Tenant shall use the premises continuously during normal business hours except to the extent the use is interrupted or prevented by causes beyond Tenant's control.

IV.  REPAIRS AND MAINTENANCE

    a) Landlord's Obligations: The Landlord shall be responsible for all repairs and maintenance to all parts of the building and land, including but not limited to the following:

    (1) Repairs and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, and foundation.

    (2) Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Tenant and Landlord or tenants of other portions of the same building.

    (3) Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the leased premises.

    (4) Repair of interior walls, ceilings, doors and windows and related hardware, light fixtures, switches, wiring plumbing and light bulbs.

    (5) All repairs and maintenance concerning the heating and air conditioning system.

    (6) All other repairs to the premises which Landlord is required to make.

    b)    Tenant's Obligations: The following shall be the responsibility of
Tenant: Any repair necessitated by the negligence of Tenant, its agents, employees, and invitees.

    c) Landlord's Interference with Tenant: Any repairs, replacements, alterations, or other work performed on or around the leased premises by Landlord shall be done so as to interfere as little as reasonably possible with use of the premises by Tenant. Tenant shall have no right to an abatement of rent nor any claims against Landlord for any inconvenience or disturbance resulting from Landlord's activities performed in conformance with the requirement of this provision.

    d) Reimbursement for Repairs Assumed: If either party fails or refuses to make the repairs which are required by this Lease, the other party may make the repairs and charge the actual cost of repairs to the first party. Such expenditures by Landlord shall be reimbursed by Tenant on demand together with interest at the rate of twelve percent (12%) per annum from the date expenditure by Landlord. Such expenditures by Tenant may be deducted from rent and other payments subsequently becoming due or, at Tenant's election, collected directly from Landlord. Except in an emergency creating an immediate risk of personal injury or property damage, neither party may perform repairs which are the obligation of the other party and charge the other party for the resulting expenses unless at least thirty (30) days before work is commenced the defaulting party is given notice, in writing, outlining

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with reasonable particularity the repairs required, and such party fails within that time to initiate such repairs in good faith.

    e) Inspection of Premises: Landlord shall have the right to inspect the premises at any reasonable time or times to determine the necessity of repairs. Whether or not such inspection is made, the duty of Landlord to make repairs shall not mature until a reasonable time after Landlord has received from Tenant notice in writing of the repairs that are required.

V.  ALTERATIONS

    a) Alterations Prohibited: Tenants shall make no improvements or alterations on the leased premises of any kind without first obtaining Landlord's written consent.

    b) Ownership of Alterations: All improvements and alterations performed on the leased premises by either Landlord or Tenant shall be the property of Landlord when installed unless the applicable Landlord's consent specifically provides otherwise.

VI.  INSURANCE

    a) Insurance Required: Landlord shall keep the leased premises insured at Landlord's expense against fire and other risks covered by standard fire insurance policy with an endorsement for extended coverage. Tenant shall bear the expense of any insurance insuring the property of Tenant on the premises against such risks but shall not be required to insure.

    b) Waiver of Subrogation: Neither party shall be liable to the other (or to be other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement, and in the event of insured loss neither party's insurance company shall have a subrogated claim against the other, unless the policy of insurance procured fails to provide for the waiver of subrogation.

VII.  TAXES

Tenant shall pay as due all taxes on its personal property located on the leased premises. Landlord shall pay as due all real property taxes and special assessments levied against the leased premises.

VIII.  DAMAGE AND DESTRUCTION

    a) Partial Damage: If the leased premises are partly damaged and the following subsection does not apply, the property shall be repaired by Landlord at Landlord's expense if insurance proceeds are available. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from labor disputes and matters beyond the control of Landlord.

    b) Destruction: If the lease premises are destroyed or damaged such that the cost of repair exceeds the available insurance proceeds, either party may elect to terminate the Lease as of the date of the damage or destruction by notice given to the other in writing not more than forty-five (45) days following the date of damage. In such event, all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to the anticipated term. If neither party elects to terminate, Landlord shall proceed to restore the lease premises to substantially the same form as prior to the damage or destruction. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters not under control of Landlord.

    c) Rent Abatement: Rent shall be abated during the repair of any damage to the extent the premises are untenantable, except that there shall be no rent abatement where the damage occurred as the result of the fault of Tenant.

    d) Damage Late in Term: If damage or destruction referred to within Subsection (b) would apply occurs within twelve months prior to the end of the then current Lease term, Landlord may elect to terminate the Lease by notice in writing to Tenant given within thirty (30) days after the date of the damage.

IX.  EMINENT DOMAIN

    a) Partial Taking: If a portion of the leased premises is condemned, and Subsection (b) does not apply, the Lease shall continue on the following terms:
Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the premises as are necessary to restore the remaining premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

    b) Total Taking: If a condemning authority takes all of the leased premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use which Tenant was then making of the premises, the Lease shall terminate as of the date the title vests in the condemning authorities. Landlord shall receive all condemnation proceeds.

    c) Sale in Lieu of Condemnation: Sale of all or part of the leased premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section as a taking by condemnation.

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X.  LIABILITY AND INDEMNITY

    a) Liens:

         (1) Except with respect to activities for which Landlord is responsible, Tenant shall pay as due all claims for work done on, and for services rendered or material furnished to, the leased premises and shall keep the premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of twelve percent (12%) per annum from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenant's default.

         (2) Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, so long as Landlord's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Tenant shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any cost, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

    b) Indemnification: Tenant shall indemnify and defend Landlord from any claim, loss, or liability arising out of or related to any activity of Tenant on the leased premises or any condition of the leased premises in the possession or under the control of Tenant. Landlord shall have no liability to Tenant for any loss or damage caused by third parties or by any condition of the premises.

    c) Liability Insurance: Before going into possession of the premises, Tenant shall procure and thereafter during the term of the Lease shall continue to carry the following insurance at Tenant's cost: public liability and property damage insurance in a responsible company with limits of not less than $300,000 for injury to one person, $500,000 for injury to two or more persons in one occurrence, and $50,000 for damage to property. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on or any condition of the leased premises whether or not related to an occurrence caused or contributed to by Landlord's negligence, shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under the Lease; and shall protect Landlord and Tenant against claims of third persons. Certificates evidencing such insurance and bearing endorsements requiring ten
(10) days' written notice to Landlord prior to any changes or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the property.

XI.  ASSIGNMENT AND SUBLEASE

    No part of the leased property may be assigned, hypothecated, or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other means, without the prior written consent of Landlord. No consent in one instance shall prevent the provision from applying to a subsequent instance.


XII.  DEFAULT

The following shall be events of default:

    a) Default in Rent: Failure of Tenant to pay any rent or other charge within twenty days after it becomes due.

    b) Default in Other Covenants: Failure of Tenant to comply with any term or condition or fulfill any obligation of the Lease (other than the payment of rent or other charges) within twenty days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within said twenty day period, this provision shall be deemed complied with if Tenant begins correction of the default within the twenty day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

    c) Abandonment: Failure of Tenant for twenty days or more to occupy the property for one or more of the purposes permitted under this Lease, unless such failure is excused under other provisions of this Lease, shall be an abandonment of the property.

    d) Insolvency: The insolvency of Tenant assignment for the benefit of creditors, or the appointment of a receiver for Tenant, or the initiation of any bankruptcy proceedings.


XIII.  REMEDIES ON DEFAULT

Upon the termination of this Lease, at its expiration by elapse of time or otherwise, the Tenant shall yield up immediate possession to the Landlord.

It is mutually agreed as a condition of this Lease, and the Tenant covenants, that if the monthly cash rent called for in said Lease, or any part thereof, shall not be paid promptly on or before the date when due, no notice being required, or if the Tenant shall breach or fail to perform any other of the covenants, conditions, provisions and agreements herein contained, following twenty (20) days written notice defining the nature of such default, then in each of every case, the term hereby granted shall, at the election of the Landlord, immediately thereupon cease, determine and come to an end, without further formality and without prejudice to Landlord's right to rents due or

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to become due; and the Landlord may recover and resume possession of the demised premises by any legal means; and in such case, the Landlord shall have the right to re-enter upon said premises and resume possession of same and without prejudice to any remedies which might otherwise be available to Landlord.

It is understood and agreed that in the event of default of Tenant's obligations as defined in this agreement, so that Landlord resumes possession of the subject real property and improvements thereon, the Tenant's obligations for monthly installment payments shall not terminate; that each month's unpaid installment shall constitute a separate cause of action for which the Landlord may litigate independently. Any action or suit to recover possession of said real property and improvements shall not terminate rent obligations due the Tenant

The written notice of Landlord's intention to terminate this Lease hereinabove provided for shall be deemed a re-entry under the law, as to all rights between Landlord and Tenant herein, and upon any such resumption of possession by Landlord in any manner, it may remove all persons and property from the demised premises. Landlord may thereafter be entitled to hold the Tenant liable for expenses incurred by the Landlord for necessary repairs to the demised premises, so far as incumbent upon the Tenant to keep same in repair, or by reason of the breach of any of the terms, conditions, or covenants of this Lease, and all expenses incurred in recovering possession of the premises and in reletting same to mitigate Landlord's loss.


XIV.  SURRENDER AT EXPIRATION

    a) Condition of Premises: Upon expiration of the Lease term, or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the leased premises in first-class condition and broom clean. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which Tenant is responsible shall be completed to the latest practical date prior to such surrender.

    b)    Fixtures:

         (1) All fixtures placed upon the leased premises during the term, other than Tenant's trade fixtures, shall, at Landlord's option, become the property of Landlord. If Landlord so elects, Tenant shall remove any or all fixtures which would otherwise remain the property of Landlord, and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the legal rate from the date of expenditure.

         (2) Prior to expiration or termination of the Lease term Tenant shall remove all furnishings, furniture, and trade fixtures which remain its property. If Tenant fails to do so, this shall be an abandonment of the property.

    c)     Holdover:

         (1) If Tenant does not vacate the leased premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month-to-month, subject to all of the provisions of this Lease, except the provisions for term and for rent. Rent shall be in an amount as prescribed by the Landlord. Failure of Tenant to remove fixtures, furniture, furnishings or trade fixtures which Tenant is required to remove under this Lease, shall constitute a failure to vacate to which this paragraph shall apply if the property not removed will substantially interfere with occupancy of the premises by another tenant or with occupancy by Landlord for any purpose, including preparation for a new tenant.

         (2) If a month-to-month tenancy results from a holdover by Tenant under this subsection, the tenancy shall be terminated at the end of any monthly rental period on written notice from Landlord given not less than thirty (30) days prior to the termination date which shall be specified in the notice. Tenant waives any notice which would otherwise be provided by law with respect to a month-to-month tenancy.


XV.  MISCELLANEOUS

    a) Nonwaiver: Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future, or of any other provision.

    b) Attorney Fees: If suit or action is instituted in connection with any controversy arising out of this Lease, the prevailing party shall be entitled to recover, in addition to costs, such sum as the Court may adjudge reasonable as attorney fees at trial and on appeal.

    c) Notices: Any notice required or permitted under this Lease shall be deemed given when actually delivered, or forty-eight (48) hours after deposit in the United States mail as Certified Mail addressed to the address first given in this Lease, or to such other address as may be specified from time to time by either of the parties in writing.

    d) Succession: Subject to the above-stated limitations on transfer of Tenant's interest, this Lease shall be binding upon and inure to the benefit of the parties, their respective successors and assigns, subject to the above restrictions on assignment.

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    e)    Landlord anticipates selling the property encompassed by this lease to Lithia Properties, Inc. under terms which will bind Lithia Properties, Inc. to the terms of this lease. If said event comes to pass, Tenant hereby agrees to honor this lease just as though Lithia Properties, L.L.C. were still the Landlord.

LITHIA PROPERTIES, L.L.C.     Lithia Motors, Inc.



By: /s/ Sidney B. DeBoer             By: /s/ Sidney B. DeBoer
         Sidney B. DeBoer            President